Exhibit 99.1

AMRI Announces Completion of Acquisition by The Carlyle Group and GTCR

ALBANY, N.Y. – August 31, 2017 – Albany Molecular Research, Inc. (NASDAQ:AMRI), a global contract research, development and manufacturing organization working with the life sciences industry to improve patient outcomes and quality of life for more than 25 years, today announced the completion of its previously announced acquisition by affiliates of The Carlyle Group (“Carlyle”) and affiliates of GTCR LLC (“GTCR”). President and Chief Executive Officer William S. Marth will continue to lead AMRI.

Credit Suisse served as exclusive financial advisor to AMRI, and Goodwin Procter LLP served as its legal advisor. Equity capital for Carlyle's investment came from Carlyle Partners VI, and equity capital for GTCR's investment came from GTCR Fund XI. Kirkland & Ellis LLP served as legal advisor to GTCR, and Latham & Watkins LLP served as legal advisor to Carlyle. Barclays, Bourne Partners, and Morgan Stanley & Co. LLC acted as financial advisors to Carlyle in connection with the transaction. RBC Capital Markets LLC acted as financial advisor to GTCR in connection with the transaction. Barclays Bank PLC, Morgan Stanley Senior Funding, Inc., RBC Capital Markets, Goldman Sachs Bank USA, Jefferies Finance LLC and Mizuho Bank, Ltd. arranged the transaction’s debt financing.

About AMRI

AMRI, a global contract research and manufacturing organization, partners with the pharmaceutical and biotechnology industries to improve patient outcomes and quality of life. With locations in North America, Europe and Asia, AMRI’s team combines scientific expertise and market-leading technology to provide a complete suite of solutions in Discovery, Development, Analytical and Solid State Services, API Manufacturing and Drug Product. For more information about AMRI, visit www.amriglobal.com.

About The Carlyle Group

The Carlyle Group (NASDAQ: CG) is a global alternative asset manager with $170 billion of assets under management across 299 investment vehicles as of June 30, 2017. Carlyle’s purpose is to invest wisely and create value on behalf of its investors, many of whom are public pensions. Carlyle invests across four segments – Corporate Private Equity, Real Assets, Global Market Strategies and Investment Solutions – in Africa, Asia, Australia, Europe, the Middle East, North America and South America. Carlyle has expertise in various industries, including: aerospace, defense & government services, consumer & retail, energy, financial services, healthcare, industrial, real estate, technology & business services, telecommunications & media and transportation. The Carlyle Group employs more than 1,550 people in 31 offices across six continents.

Web: www.carlyle.com

Videos: https://www.youtube.com/user/OneCarlyle

Tweets: http://www.twitter.com/onecarlyle

Podcasts: http://www.carlyle.com/about-carlyle/market-commentary

About GTCR

Founded in 1980, GTCR is a leading private equity firm focused on investing in growth companies in the Healthcare, Technology, Media & Telecommunications, Financial Services & Technology and Growth Business Services industries. The Chicago-based firm pioneered The Leaders Strategy™ - finding and partnering with management leaders in core domains to identify, acquire and build market-leading companies through transformational acquisitions and organic growth. Since its inception, GTCR has invested more than $12 billion in over 200 companies. For more information, please visit www.gtcr.com.

For AMRI:

Investors

Patty Eisenhaur

patty.eisenhaur@amriglobal.com

518-512-2936

Media

Gina Rothe
gina.rothe@amriglobal.com
518-512-2512

Carolyn Hawley

Canale Communications

Carolyn@canalecomm.com

619-849-5382

For Carlyle:

Elizabeth Gill

+1-202-729-5385

elizabeth.gill@carlyle.com

For GTCR:

Eileen Rochford

+1.312.953.3305

eileenr@theharbingergroup.com